BUSINESS AGREEMENT
Made as the annex to the Purchase agreement
Disclosed between SENDIO sro and Milan Gottwald in November 2008.

Agreed between

Milan Gottwald,
r.č. 750219/5327
DIČ: CZ 7502195327
bytem: Náklo 334, PSČ: 783 32

and

SENDIO s.r.o.
IČ: 281 64 440,
DIČ: CZ28164440
With its registered office: Olomouc, Holická 156/49, PSČ 77900,
Represented by Philip Glyn Styles, Executive of the company

Both parties agreed on the 3rd March 2009 on the following points:

1)	Sendio will pay the amount of 1.000.000,-CZK into the Escow account at the latest by 10th March 2009.

2)
The timing of the the partial payments into the Escrow account will be postponed the way, that the latest payment is to take place at the day agreed and fixed with the Unicredit bank as the day for the mortgage settlement. The mentioned date is 16th May 2009 and till this time all the outstanding partial payments at the amount of 15.500.500,-CZK are to be paid by Sendio into the Ecsrow account.

3)
If Sendio will be not able to pay the outstadning payments as mentioned above, it will pay on the  erliest possible date. All costs and penalties arosen from this daley will be Sendio responsibility, in particular bank penalties for not realized payments to the fixed and agreed date.

4)
All postponed partial payments into the Ecsrow account will be still considered as the partial payment of the Purchase price (10%). They will be not considered as the penalty payments which could be legally enforced in case of breach of the Buyer’s obligations for not realized payments as agreed in the Purchase agreement.

In Olomouc, on March 3, 2009	In Olomouc, on ……………… 2009

/s/ Milan Gottwald	/s/ Philip Glyn Styles
………………………………………	………………………………………..
Milan Gottwald	Philip Glyn Styles
Sendio